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                                                                     Exhibit 3.2

                           USN COMMUNICATIONS, INC.

                               FIRST AMENDMENT TO
                          CERTIFICATE OF DESIGNATIONS,
                         POWERS, RIGHTS AND PREFERENCES
                                       OF
                          9.0% CUMULATIVE CONVERTIBLE
                          PAY-IN-KIND PREFERRED STOCK


          J. Thomas Elliott, being the duly elected President and Chief Executive Officer of USN Communications, Inc. (formerly United USN, Inc.), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), hereby certifies as follows:

          1. That the Corporation was originally incorporated in the State of Delaware on April 7, 1994.

          2. That the Certificate of Designations, Powers, Rights and Preferences (the "Certificate of Designations") of 9.0% Cumulative Convertible Pay-In-Kind Preferred Stock (the "9% Preferred Stock") was filed originally in the State of Delaware on September 26, 1996.

          3.  That the Board of Directors of the Corporation, in accordance with
Section 141 of the Delaware General Corporation Law, adopted resolutions dated as of August 11, 1997 which provide as follows:

          RESOLVED, that the Corporation's certificate of designations (the "Certificate of Designations") with respect to the 9% Preferred Stock be amended as hereinafter set forth, and that such amendment be, and it hereby is, adopted and approved in all respects; and

          FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized, empowered and directed to execute such documents and certificates, make such filings (including the filing of the amendment to such Certificate of Designations with the Secretary of State of the State of Delaware) and take such other actions as are necessary or appropriate to
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     carry out the intent of the foregoing resolutions.

          4. That additional resolutions directed that the amendment to the Certificate of Designations be submitted to the holders of the common stock, par value $.01 per share (the "Common Stock"), of the Corporation and the holders of the 9% Preferred Stock for their consideration and approval.

          5. That the holders of a majority of the outstanding Common Stock and the holders of a majority of the 9% Preferred Stock, in accordance with Section 242 of the Delaware General Corporation Law, adopted resolutions effective as of August 11, 1997 providing for the adoption of the amendment to the Certificate of Designations.

          6. That the text of Article Third, Section 2 of the Certificate of Designations is amended and restated in its entirety as follows:

          "2. Priority of Preferred Stock. So long as any Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary (as defined herein) shall redeem, purchase or otherwise acquire directly or indirectly any of the Corporation's equity securities other than the 9% Preferred Stock and the 9% Cumulative Convertible Pay-In-Kind Preferred Stock, Series A (collectively, the "Junior Securities"), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities; provided, that the Corporation may purchase shares of the Corporation's common stock, par value $0.01 per share, in accordance with the provisions of Section 6 of that certain Purchase Agreement, dated as of June 22, 1995, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms, or Section 7 of that certain Purchase Agreement, dated as of April 20, 1994, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms."

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          IN WITNESS WHEREOF, USN Communications, Inc. has caused this First
Amendment to Certificate of Designations to be executed by J. Thomas Elliott, its President, as of this 12th day of August, 1997.

                           USN COMMUNICATIONS, INC.


                           By: /s/ J. Thomas Elliott
                               ---------------------------
                               J. Thomas Elliott
                               President and
                               Chief Executive Officer